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                                                    March       ,1993

Mr. James F. Lawrence
175 North Lane
Hauppage, New York 11788

Dear Mr. Lawrence:

            This will confirm our understanding relative to your employment with Del Laboratories, Inc. ("Del").

            1. You will be employed as Vice President - Operations of Del, effective on March 10, 1993, for a term of two years, unless sooner terminated pursuant to paragraph 10 herein. You shall be compensated at the annual base rate of not less than $190,000 ("Base Salary"). Any and all compensation payments required by this Agreement shall be payable in equal pro-rata installments in accordance with Del policy during the stated term of this Agreement. You shall devote all of your business time and attention to the affairs of Del.

            2. Del will furnish to you, for use in connection with company business, an automobile in a class comparable to those furnished to executives of your rank. Del shall pay for all of the operating and maintenance costs of such automobile, including all insurance charges.

            3. Del will reimburse you for all properly documented necessary and reasonable business expenses in accordance with its usual practice.

            4. (a) You shall participate, subject to eligibility, in such vacation, profit-sharing, pension, group insurance, executive medical, hospitalization or other incentive benefit plans or arrangements of Del for its executives of comparable rank to you, as Del shall, in its sole discretion, currently have or hereafter establish. Nothing herein shall be
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construed to require Del to establish any such plan or, having established any of them, to continue any such plan.

                  (b) You shall receive an incoming bonus of $5,000 within 30 days after your employment with Del commences.

            5. You recognize that as an executive of Del you will have access to secret and confidential information regarding Del, its products, customers and plans. You acknowledge that such information is of great value to Del, is the sole property of Del and that such information has been and will be acquired by you in confidence. In consideration of the obligations undertaken by Del as set forth herein, you will not, at any time, during or after your employment hereunder, divulge to any person other than a person associated with Del, any such information concerning Del acquired by you during the course of your employment, unless required to do so by law.

            6. (a) You recognize that the services to be performed by you hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of Del that you agree, and accordingly, you do hereby agree that you will not, directly or indirectly, except for the benefit of Del, at any time during your employment hereunder and thereafter for the remaining stated term of the Agreement or six months from the date of termination of your employment, whichever is longer:

                  (i) become an officer, director, stockholder, partner,
            associate, employee, owner, agent, creditor, independent contractor, co-venturer or otherwise, or (except for up to a 3% interest in a company whose shares are publicly traded) be interested in or associated with any other corporation, firm or business engaged in the same or any similar business competitive with that of Del; or

                  (ii) solicit, cause or authorize, directly or indirectly, to be solicited for or on behalf of yourself or third parties from persons who were customers of Del at any time within one year prior to the cessation of your employment hereunder, any business similar to the business transacted by Del with such customer; or

                  (iii) accept or cause or authorize, directly or indirectly, to be accepted for or on behalf of you or third parties, any such business from any such
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            customers of Del as defined in the preceding subsection; or

                  (iv) (A) solicit, entice, persuade or induce, directly or
            indirectly, any employee of Del or any other person, who was at anytime within one year prior to the cessation of your employment hereunder, then under contract with or rendering services to Del, to terminate his or her employment by, or contractual relationship with, Del or to refrain from extending or renewing the same (upon the same or new terms) or to refrain from rendering services to Del or from Del or to become employed by or to enter into contractual relations with persons other than Del; or

                        (B) approach any such employee or other person for any
            of the foregoing purposes; or

                        (C) authorize or knowingly approve or assist in the
            taking of any such actions by any person other than Del.

            7. (a) You agree that any breach or threatened breach by you of any provisions of paragraphs 5 or 6 shall entitle Del, in addition to any other legal or equitable remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without the posting of any bond or any security. If any of the restrictions contained in paragraph C shall be deemed to be unenforceable by reason of extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such paragraph shall then be enforceable in the manner contemplated hereby.

                  (b) Paragraphs 5, 6 and 7 shall survive the termination of your employment hereunder.

                  (c) For purposes of paragraphs 5, 6 and 7, "Del" shall mean Del and its affiliates.

             8. You agree to give to Del not less than 90 days notice prior to any voluntary termination of your employment hereunder. Del has expended time, effort and money in the search for an executive to occupy the position you have accepted and has lost the opportunity to engage the services of other qualified persons who might have accepted such position. Del also has undertaken to acquaint you with the information necessary to perform your services under this Agreement and has used the
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services of counsel to prepare this Agreement. In view of that, in the event of the termination of your employment hereunder voluntarily by you or by Del with or without Cause (as hereinafter defined), Del shall have the option to retain your services as a consultant for a period of up to 180 days from the date of such termination, at a salary at the then annual Base Salary set forth in paragraph 1 of this Agreement. Your duties as a consultant shall be determined by Del, and you shall spend such time during normal business hours as is reasonably necessary to accomplish those duties. If you fail or refuse to act as a consultant during such period, Del may elect to terminate your consultancy by notice in accordance herewith. Payments pursuant to this paragraph are in lieu of, and supersede, any other obligations Del has to you pursuant to this Agreement. During the period of such consultancy, you shall not accept any other employment so long as Del continues to pay your salary as herein provided.

            9. (a) Del shall have the right to terminate your employment upon your death, upon your permanent disability or for Cause. If this Agreement terminates due to your death or permanent disability, Del shall pay you or your legal representative, as the case may be, all of your Base Salary at the then annual rate set forth in paragraph 1 of this Agreement earned to the date of death or determination of permanent disability, plus an amount equal to three months' Base Salary payable at the then annual rate set forth in paragraph 1 of this Agreement.

                  (b) At least three (3) months prior to the end of the term of this Agreement, Del will advise you if it does not intend to renew or extend this Agreement.

                  (c) For purposes of this Agreement, termination for "Cause" shall be limited to the following:

                        (i) you are convicted of, or plead nolo contendere to,
            any crime or offense involving monies or other property of Del or any other crime (whether or not involving Del) which constitutes a felony or serious misdemeanor in the jurisdiction involved;

                        (ii) your continuing willful failure or refusal to carry
            out the specific written directions of the Chief Executive Officer, which violation continues for five (5) business days following your receipt of such written directions;
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                        (iii) conduct of yours which brings public obloquy upon
            Del; or

                        (iv) a material breach by you of any provision of this
            Agreement which continues for five (5) business days following receipt of notice by you specifying such breach.

                  (d) "Permanent disability" shall be deemed to exist if, in the judgment of a physician licensed to practice in the State of New York selected by the Board of Directors, you have been unable or will be unable due to mental or physical incapacity, disease or injury to perform your duties or services to Del for a period of not less than three (3) consecutive months.

            10. This Agreement is personal and non-assignable by you. It shall extend to, and be binding upon, any corporation or other entity with which Del shall merge or consolidate or to which Del shall lease or sell all or substantially all of its assets and may be assigned by Del to any affiliate of Del or to any corporation or entity with which such affiliate shall merge or consolidate or which shall lease or purchase all or substantially all of the assets of such affiliate.

            11. Any notices or other communications required or permitted to be given hereunder shall be in writing, and shall be duly given if delivered personally or sent by registered or certified mail, return receipt requested, to Del at 565 Broad Hollow Road, Farmingdale, New York 11735, Attention: Dan K. Wassong, Chairman of the Board and to you at your address first set forth above, or such other address as either party shall designate by written notice to the other.

            12. This Agreement constitutes the entire agreement between us in any way relating to your employment and supersedes all prior agreements and understandings between us. This Agreement may not be altered or amended except by a writing signed by the party against whom such alteration or amendment is sought to be enforced.
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            13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within this state.

                                        Very truly yours,

                                        DEL LABORATORIES, INC.

                                        By: /s/ Dan K. Wassong
                                           ------------------------------------
                                           Dan K. Wassong
                                           Chairman, President
                                             and Chief Executive
                                             Officer

AGREED:

/s/ James F. Lawrence
-------------------------
James F. Lawrence